UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934

                            (Amendment No. ________)*

                                  Vastera, Inc.
 -------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
 -------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   92239N 10 9
                              --------------------
                                 (CUSIP Number)

                               September 27, 2000
 -------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         / / Rule 13d-1(b)

         / / Rule 13d-1(c)

         /X/ Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO. 92239N 10 9
          -----------

-------------------------------------------------------------------------------
1.  Name of Reporting Persons.                               Ford Motor Company
    I.R.S. Identification Nos. of above persons (entities only).   38-0549190
-------------------------------------------------------------------------------
2.  Check the Appropriate Box if a Member of a Group (See Instructions)
    (a)  / /
    (b) /X/
-------------------------------------------------------------------------------
3.  SEC Use Only
-------------------------------------------------------------------------------
4.  Citizenship or Place of Organization        Delaware
-------------------------------------------------------------------------------
                  5.  Sole Voting Power         8,000,000 shares of Common Stock
Number of         --------------------------------------------------------------
Shares            6.  Shared Voting Power       0
Beneficially
Owned by Each     --------------------------------------------------------------
Reporting         7.  Sole Dispositive Power    8,000,000 shares of Common Stock
Person
With:             --------------------------------------------------------------
                  8.  Shared Dispositive Power  0
--------------------------------------------------------------------------------
9.  Aggregate Amount Beneficially Owned by Each Reporting Person
                                               8,000,000 shares of Common Stock
--------------------------------------------------------------------------------
10. Check if the Aggregate Amount in Row (11) Excludes Certain Shares
   (See Instructions)
--------------------------------------------------------------------------------
11. Percent of Class Represented by Amount in Row (11)                  22.1%
--------------------------------------------------------------------------------
12. Type of Reporting Person (See Instructions)
        CO
--------------------------------------------------------------------------------

Item 1.
   (a)   Vastera, Inc.

   (b)   45025 Aviation Drive
         Suite 200
         Dulles, VA 20166

Item 2.
   (a)   Ford Motor Company

   (b)   One American Road
         Dearborn, MI 48126

   (c)   Delaware

   (d)   Common Stock

   (e)   CUSIP No. 92239N 10 9

Item 3. This statement is not filed pursuant to either Rule 13d-1(b) or 13d-2(b)or(c).

Item 4.  Ownership

   (a)   8,000,000

   (b)   22.1%

   (c)
       (i)    8,000,000

       (ii)   0

       (iii)  8,000,000

       (iv)   0

Item 5.  Ownership or Five Percent of Less of a Class

         N/A

Item 6.  Ownership of More Than Five Percent on Behalf of Another Person

         N/A

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

         N/A

Item 8.  Identification and Classification of Members of the Group

         N/A

Item 9.  Notice of Dissolution of Group

         N/A

ITEM 10.  Certification

         N/A

                                   SIGNATURE

   After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                            November 20, 2000
                                        ---------------------------------------
                                                       Date

                                        /s/Peter Sherry, Jr.
                                        ---------------------------------------
                                                       Signature

                                          Peter Sherry, Jr./Assistant Secretary
                                        ---------------------------------------
                                                       Name/Title